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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-69627, 333-77813, 333-13119, 333-29207,
333-34133, and 333-45749), on Form S-4 (No. 333-29741) and on Form S-8 (Nos.
333-68319, 333-80641, 333-11185, 333-28019, 333-28021, 333-41353, 333-50013,
333-55969, 333-30160, 333-42828, 333-64936 and 333-75820) of Dean Foods Company
(formerly, Suiza Foods Corporation) of our report dated June 26, 2001 relating to the consolidated financial statements of Dean Holding Company (formerly Dean Foods Company) which appears in the Dean Holding Company Annual Report on Form 10-K for the year ended May 27, 2001, which is incorporated in this Current Report on Form 8-K of Dean Foods Company dated March 6, 2002.



/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 6, 2002